Exhibit 99.(e)(2)

ETF DISTRIBUTION AGREEMENT

This distribution agreement (the “Agreement”) is effective this __ day of _________ 2026, and made by Harris Associates Investment Trust, a Massachusetts business trust (the “Trust”) having its principal place of business at 111 S. Wacker Drive, Suite 4600, Chicago, IL 60606 and Foreside Fund Services, LLC a Delaware limited liability company (the “Distributor”) having its principal place of business at 190 Middle Street, Suite 301, Portland, ME 04101.

WHEREAS, the Trust is a registered open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and is organized as a series trust with separate and distinct series (each series a “Fund”) having filed a registration statement on Form N-1A and registered with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”);

WHEREAS, with respect to the exchange-traded share class (the “ETF Share Class”) of certain Funds, the Trust intends to create and redeem shares of beneficial interest (the “Shares”) of each Fund on a continuous basis only in aggregations constituting a Creation Unit, as such term is defined in the registration statement for each Fund, and list the Shares on one or more national securities exchanges (together, the “Listing Exchanges”);

WHEREAS, the Distributor is registered with the SEC as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”);

WHEREAS, the Trust desires to retain the Distributor, solely with respect to the ETF Share Class of a Fund, to (i) act as the principal underwriter with respect to the issuance of Shares and the creation and redemption of Creation Units, and (ii) hold itself available to review and approve orders for such Creation Units in the manner set forth in the Trust’s Prospectus and the authorized participant agreements,

WHEREAS, the Distributor desires to provide the services described herein to the Trust subject to the terms and conditions set forth below; and

WHEREAS, the Trust has appointed an unaffiliated entity to act as principal underwriter with respect to share classes of the Funds other than the ETF Share Class (the “Other Underwriter”).

NOW THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows:

1.              Appointment. The Trust hereby appoints the Distributor to serve as the statutory distributor and the principal underwriter of the ETF Share Class of each Fund listed on Exhibit A hereto (as may be amended by the Trust from time to time on written notice to the Distributor) with respect to the creation and redemption of Creation Units thereof on the terms and for the period set forth in this Agreement and subject to the registration requirements of the federal securities laws and of the laws governing the sale of securities in the various states, and the Distributor hereby accepts such appointment and agrees to act in such capacity hereunder. For the avoidance of doubt, the Distributor’s appointment hereunder does not extend to any share class of the Funds other than the ETF Share Class, and the Distributor shall have no authority, obligation, or liability with respect to any other share class of the Funds.

2.              Definitions. Wherever they are used herein, the following terms have the following respective meanings:

(a)       “Prospectus” means the Prospectus and Statement of Additional Information constituting parts of the Registration Statement of the Trust on behalf of the ETF Share Class under the 1933 Act and the 1940 Act as such Prospectus and Statement of Additional Information may be amended or supplemented and filed with the SEC from time to time;

(b)       “Registration Statement” means the registration statement most recently filed from time to time by the Trust with the SEC and effective under the 1933 Act and the 1940 Act, as such registration statement is amended by any amendments thereto at the time in effect;

(c)       All other capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Registration Statement and the Prospectus.

3.              Duties of the Distributor

(a)       The Distributor agrees to serve as the principal underwriter of the ETF Share Class of each Fund in connection with the review and approval of all Purchase and Redemption Orders of Creation Units of each Fund by Authorized Participants that have executed an Authorized Participant Agreement with the Distributor and Transfer Agent. Nothing herein shall affect or limit the right and ability of the Transfer Agent to accept Fund Securities, Deposit Securities, and related Cash Components through or outside the Clearing Process, and as provided in and in accordance with the Registration Statement and Prospectus. The Trust acknowledges that the Distributor shall not be obligated to approve any certain number of orders for Creation Units.

(b)       The Distributor agrees to use commercially reasonable efforts to provide the following services to the ETF Share Class of each Fund with respect to the continuous distribution of Creation Units: (i) at the request of the Trust, the Distributor shall enter into Authorized Participant Agreements between and among Authorized Participants, the Distributor and the Transfer Agent, for the purchase and redemption of Creation Units of the Funds, (ii) the Distributor shall approve and maintain copies of confirmations of Creation Unit purchase and redemption order acceptances and rejections, where applicable; (iii) upon request, the Distributor will make available copies of the Prospectus to purchasers of such Creation Units and, upon request, the Statement of Additional Information; and (iv) the Distributor shall maintain telephonic, facsimile and/or access to direct computer communications links with the Transfer Agent.

(c)       The Distributor shall ensure that all direct requests to Distributor for Prospectuses, Statements of Additional Information, product descriptions and periodic fund reports, as applicable, are fulfilled.

(d)       The Distributor agrees to make available, at the Trust’s request, one or more members of its staff to attend, either via telephone or in person, Board meetings of the Trust in order to provide information with regard to the Distributor’s services hereunder and for such other purposes as may be requested by the Board of Trustees of the Trust and the Trust Chief Compliance Officer.

(e)       Distributor shall review and approve, prior to use, all Trust marketing materials for the ETF Share Class (“Marketing Materials”) for compliance with SEC and FINRA advertising rules and will file all Marketing Materials required to filed with FINRA.  The Distributor agrees to promptly furnish to the Trust’s investment adviser any comments provided by FINRA with respect to such materials and to consult with such investment adviser(s)regarding any response or required change, as well as copies of approval letters upon request.

(f)       The Distributor shall not offer any Shares and shall not accept any order for any creation or redemption order of Shares hereunder if and so long as the effectiveness of the Registration Statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the 1933 Act or if and so long as a current prospectus as required by Section 10 of the 1933 Act is not on file with the SEC; provided, however, that nothing contained in this paragraph shall in any way restrict or have any application to or bearing upon the Trust’s obligation to redeem or repurchase any Shares from any shareholder in accordance with provisions of the Prospectus or Registration Statement.

(g)       The Distributor shall work with the Transfer Agent to timely review and accept or reject orders placed by Authorized Participants and transmitted to the Distributor by the Transfer Agent.

(h)       The Distributor has as of the date hereof, and shall at all times have and maintain, net capital of not less than that required by Rule 15c3-1 under the 1934 Act, or any successor provision thereto. In the event that the net capital of the Distributor shall fall below that required by Rule 15c3-1, or any successor provision thereto, the Distributor shall promptly provide notice to the Trust and the Investment Adviser of such event.

(i)        The Distributor agrees to maintain, and preserve for the periods prescribed by Rule 31a-2 under the 1940 Act, such records as are required to be maintained by Rule 31a-1(d) under the 1940 Act. The Distributor agrees that all records which it maintains pursuant to the 1940 Act for the Trust shall at all times remain the property of the Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request; provided, however, that Distributor may retain all such records or copies thereof as may required to be maintained by Distributor pursuant to applicable FINRA or SEC rules and regulations.

(j)       The Distributor agrees to maintain compliance policies and procedures (a “Compliance Program”) that are reasonably designed to prevent violations of the Federal Securities Laws (as defined in Rule 38a-1 of the 1940 Act) with respect to the Distributor’s services under this Agreement, and to provide any and all information with respect to the Compliance Program, including without limitation, information and certifications with respect to material violations of the Compliance Program and any material deficiencies or changes therein, as may be reasonably requested by the Trust’s Chief Compliance Officer or Board of Trustees.

(k)        The Distributor shall notify the Trust of any material regulatory action, investigation, enforcement proceeding, or litigation involving itself that relates to the ETF Share Class or could reasonably be expected to affect the Other Underwriter or its distribution activities.

(l)        The Distributor shall at all times act in good faith and agrees to exercise reasonable care in carrying out the provisions of this Agreement.

4.              Duties of the Trust.

(a)       The Trust agrees to create, issue, and redeem Creation Units of the ETF Share Class of each Fund in accordance with the book-entry system procedures described in the Prospectus. Upon reasonable notice to the Distributor and in accordance with the procedures described in the Prospectus, the Trust reserves the right to reject any order for Creation Units or to stop all receipts of such orders at any time, in accordance with the provisions of the Prospectus and the Statement of Additional Information.

(b)       The Trust agrees that it will take all actions necessary to register an indefinite number of Shares for each Fund under the 1933 Act.

(c)       The Trust will make available to the Distributor such number of copies as Distributor may reasonably request of (i) its then currently effective Prospectus and Statement of Additional Information and product description, (ii) copies of semi-annual reports and annual audited reports of the Trust’s books and accounts made by independent public accountants regularly retained by the Trust, and (iii) such other publicly available information for use in connection with the distribution of Creation Units.

(d)       The Trust shall inform the Distributor of any such jurisdictions in which the Trust has filed notice filings for Shares for sale under the securities laws thereof and shall promptly notify the Distributor of any change in this information. The Distributor shall not be liable for damages resulting from the sale of Shares in unauthorized jurisdictions where the Distributor had no information from the Trust that such sale or sales were unauthorized at the time of such sale or sales.

(e)       The Distributor acknowledges and agrees that the Trust reserves the right to suspend sales and the Distributor’s authority to review and approve orders for Creation Units on behalf of the Trust. Upon due notice to the Distributor, the Trust shall suspend the Distributor’s authority to review and approve Creation Units if, in the judgment of the Trust, it is in the best interests of the Trust to do so. Suspension will continue for such period as may be determined by the Trust.

(f)       The Trust shall arrange to provide the Listing Exchanges with copies of Prospectuses, Statements of Additional Information, and product descriptions, as may be reasonably requested, to be provided to purchasers in the secondary market.

(g) The Trust will make it known that Prospectuses and Statements of Additional Information and product descriptions are available on the Trust’s website or by request by making sure such disclosures are in all marketing and advertising materials prepared by or at the direction of the Trust.

(h)       The appointment of the Other Underwriter shall not modify, limit, or otherwise affect the Distributor’s rights or obligations under this Agreement. The Trust shall provide and cause the Other Underwriter to provide, to Distributor in a timely and accurate manner all such information (and in such reasonable medium) that the Distributor may reasonably request that may be necessary for the Distributor to perform its duties under this Agreement. The Trust shall promptly notify the Distributor of any material regulatory action, investigation, enforcement proceeding, or litigation involving the Other Underwriter that relates to the Funds or could reasonably be expected to affect the Distributor or its distribution activities hereunder. The Trust shall not permit the Other Underwriter to solicit purchases of, or accept orders for, Creation Units of the ETF Share Class or otherwise interfere with the Distributor’s distribution activities with respect to the ETF Share Class.

(i)       The Trust shall indicate in the Prospectus and Registration Statement that the Distributor is sole underwriter for the ETF Share Class and not any other share class and that it is not affiliated with or responsible for the actions of the Other Underwriter.

5.              Fees and Expenses.

(a)       The Distributor shall be entitled to no compensation or reimbursement of expenses from the Trust for the services provided by the Distributor pursuant to this Agreement. The Distributor may receive compensation from the Investment Adviser related to its services hereunder or for additional services as may be agreed to between the Investment Adviser and Distributor.

(b)       The Trust shall bear the cost and expenses of: (i) the registration of the Shares for sale under the 1933 Act; and (ii) the registration or qualification of the Shares for sale under the securities laws of the various States.

(c)       The Distributor shall pay (i) all expenses relating to Distributor’s broker-dealer qualification and registration under the 1934 Act; and (ii) the expenses incurred by the Distributor in connection with routine FINRA filing fees.

(d)        Notwithstanding anything in this Agreement to the contrary, the Distributor and its affiliates may receive compensation or reimbursement from the Trust’s Investment Adviser or its affiliates with respect to any services performed under this Agreement or other agreement entered into with the Investment Adviser, as may be agreed upon by the parties from time to time.

(e)       The Trust shall bear any costs associated with printing and delivering Prospectuses, Statements of Additional Information and all other such materials.

6.              Indemnification.

(a)       The Trust agrees to indemnify and hold harmless the Distributor, its affiliates and each of their respective directors, officers and employees and agents and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act (any of the Distributor, its officers, employees, agents and directors or such control persons, for purposes of this paragraph, a “Distributor Indemnitee”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) (“Losses”) that a Distributor Indemnitee may incur arising out of or based upon: (i) Distributor’s activities, duties and obligations in of serving as distributor for the Trust pursuant to this Agreement provided such acts are free from willful misfeasance, willful misconduct, bad faith, or gross negligence; (ii) the allegation of any willful misfeasance, willful misconduct bad faith, or gross negligence of the Trust or any of its directors, officers, employees or affiliates in connection with its duties, representations, and responsibilities in this Agreement; (iii) any claim that the Registration Statement, Prospectus, Statement of Additional Information, product description, shareholder reports, and Marketing Materials specifically approved by the Trust and Investment Adviser or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein (and in the case of the Prospectus, Statement of Additional Information and product description, in light of the circumstances under which they were made) not misleading under the 1933 Act, or any other statute or the common law, unless such statement or omission was made in reliance upon, and in conformity with, information about the Distributor furnished to the Trust, in writing, by the Distributor for use in such materials; (iv) the material breach by the Trust of any obligation, representation or warranty contained in this Agreement; (v) the Trust’s failure to comply in any material respect with applicable securities laws; or (vi) the acts, omissions, or misconduct of the Other Underwriter appointed by the Trust. The Distributor shall act in good faith and in a commercially reasonable manner to mitigate any Losses it may suffer to the extent possible.

(b)       The Distributor agrees to indemnify and hold harmless the Trust and each of its Trustees and officers and any person who controls the Trust within the meaning of Section 15 of the 1933 Act (for purposes of this paragraph, the Trust and each of its Trustees and officers and its controlling persons are collectively referred to as the “Trust Indemnitees”) against any Losses arising out of or based upon (i) the allegation of any willful misfeasance, willful misconduct, bad faith or gross negligence of the Distributor or any of its directors, officers, employees or affiliates in connection with its duties and responsibilities as Distributor pursuant to this Agreement; (ii) the breach of any obligation, representation or warranty contained in this Agreement by the Distributor; (iii) the Distributor’s failure to comply in any material respect with applicable securities laws, including applicable FINRA regulations; or (iv) any allegation that the Registration Statement, Prospectus, Statement of Additional Information, product description, shareholder reports, any information or materials relating to the Funds (as described in section 3(g)) or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements not misleading, insofar as such statement or omission was made in reasonable reliance upon, and in conformity with information furnished to the Trust, in writing, by the Distributor. The Trust shall act in good faith and in a commercially reasonable manner to mitigate any Losses it may suffer to the extent possible.

In no case (i) is the indemnification provided by an indemnifying party to be deemed to protect against any liability the indemnified party would otherwise be subject to by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the indemnifying party to be liable under this Section with respect to any claim made against any indemnified party unless the indemnified party notifies the indemnifying party in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the indemnified party (or after the indemnified party shall have received notice of service on any designated agent).

Failure to notify the indemnifying party of any claim shall not relieve the indemnifying party from any liability that it may have to the indemnified party against whom such action is brought, on account of this Section, unless failure or delay to so notify the indemnifying party prejudices the indemnifying party’s ability to defend against such claim. The indemnifying party shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if the indemnifying party elects to assume the defense, the defense shall be conducted by counsel chosen by it and is deemed by it as satisfactory to the indemnified party. In the event that indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by them. If the indemnifying party does not elect to assume the defense of any suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by them. The indemnifying party agrees to notify the indemnified party promptly of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the purchase or redemption of any of the Creation Units or the Shares.

(c)       No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of section 6(a) or 6(b) above, without prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld. No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action. This section 6 shall survive the termination of this Agreement.

(d)       The Trust acknowledges and agrees that as part of its duties, Distributor will negotiate and enter into agreements with certain authorized participants (each an “AP”) for the purchase and redemption of Creation Units (each such agreement an “AP Agreement”). The APs may insert and require that Distributor agree to certain provisions in the AP Agreements that contain certain representations, undertakings and indemnification that are not included in the form-of AP Agreement (each such modified AP Agreement a “Non-Standard AP Agreement”). The Distributor will submit to the Trust or its counsel for review, comment and approval prior to execution by the Distributor any Non-Standard AP Agreement and any other AP Agreement containing material changes from the “form of” AP Agreement as approved by the Trust.

To the extent that Distributor is requested or required to make any such representations mentioned in this subsection (d), the Trust shall indemnify, defend and hold the Distributor Indemnitees free and harmless from and against any and all Losses that any Distributor Indemnitee may incur arising out of or relating to (a) the Distributor’s actions or failures to act pursuant to any Non-Standard AP Agreement; (b) any representations made by the Distributor in any Non-Standard AP Agreement to the extent that the Distributor is not required to make such representations in the form-of AP Agreement; or (c) any indemnification provided by the Distributor under a Non-Standard AP Agreement. In no event shall anything contained herein be so construed as to protect the Distributor Indemnitees against any liability to the Trust or its shareholders to which the Distributor Indemnitees would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of Distributor’s obligations or duties under the Non-Standard AP Agreement or by reason of Distributor’s reckless disregard of its obligations or duties under the Non-Standard AP Agreement.

(e)       Notwithstanding anything contained herein to the contrary, neither party shall be liable to the other party for any indirect, special or consequential damages (“Indirect Damages”); provided that the foregoing limitation shall not apply with respect to Indirect Damages arising out of or relating to that party’s fraud, willful misfeasance, willful misconduct, bad faith or gross negligence.

7.              Representations.

(a)          The Distributor represents and warrants that:

1.	(i) it is duly organized as a Delaware limited liability company and is and at all times will remain duly authorized and licensed under applicable law to carry out its services as contemplated herein; (ii) the execution, delivery and performance of this Agreement are within its power and have been duly authorized by all necessary action; (iii) its entering into this Agreement or providing the services contemplated hereby does not conflict with or constitute a default or require a consent under or breach of any provision of any agreement or document to which the Distributor is a party or by which it is bound; (iv) it is and will remain registered as a broker-dealer under the 1934 Act and is a member in good standing of FINRA, and agrees to promptly notify the Trust in the event that it is suspended or expelled from FINRA; (v) it has in place and will continue to have in place compliance policies and procedures reasonably designed to prevent violations of the Federal Securities Laws as that term is defined in Rule 38a-1 under the 1940 Act; (vi) it has access to facilities, equipment and personnel reasonably necessary to perform its duties and obligations under this Agreement; and (vii) it will comply with the requirements of the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal or state laws and regulations to the extent that such laws, rules and regulations are applicable to the Distributor’s role as principal underwriter of the ETF Funds pursuant to this Agreement.

2.	All activities by the Distributor and its agents and employees in connection with the services provided in this Agreement shall comply with the Registration Statement and Prospectus, the instructions of the Trust or its agents, and all applicable laws, rules and regulations including, without limitation, all rules and regulations made or adopted pursuant to the 1940 Act by the SEC or any securities association registered under the 1934 Act, including FINRA and the Listing Exchanges, all as interpreted by and subject to any exemptive relief issued by the applicable government agency or regulatory authority.

3.	The Distributor shall notify the Trust of any lawsuit or regulatory action that is, in the Distributor’s reasonable opinion, likely to materially impair the Distributor’s ability to perform its duties and obligations under this Agreement.

(b)       The Distributor and the Trust each individually represent that its anti-money laundering program (“AML Program”), at a minimum, (i) designates a compliance officer to administer and oversee the AML Program, (ii) provides ongoing employee training, (iii) includes an independent audit function to test the effectiveness of the AML Program, (iv) establishes internal policies, procedures, and controls that are tailored to its particular business, (v) provides for the filing of all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports, and (vi) allows for appropriate regulators to examine its anti-money laundering books and records. Notwithstanding the foregoing, the Trust acknowledges that the Authorized Participants are not “customers” for the purposes of 31 CFR 103.

(c)       The Distributor and the Trust each individually represent and warrant that: (i) it has procedures in place reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable law, rule and regulation; and (ii) it will comply with all of the applicable terms and provisions of the 1934 Act.

(d)       The Trust represents and warrants that:

1.	(i) it is duly organized as a Delaware statutory trust and is and at all times will remain duly authorized to carry out its obligations as contemplated herein; (ii) it is registered as an investment company under the 1940 Act; (iii) the execution, delivery and performance of this Agreement are within its power and have been duly authorized by all necessary actions; (iv) entering into this Agreement does not conflict with or constitute a default or require a consent under or breach of any provision of any agreement or document to which the Trust is a party or by which it is bound; (v) the Registration Statement and each Fund’s Prospectus have been prepared, and all Marketing Materials have been prepared by or at the direction of the Trust and have been approved by the Trust and shall be prepared, in all material respects, in conformity with all applicable law, including without limitation, the 1933 Act, the 1940 Act and the rules and regulations of the SEC (the “Rules and Regulations”); (vi) the Registration Statement and each Fund’s Prospectus contain, and all Marketing Materials shall contain, all statements required to be stated therein in accordance with the 1933 Act, the 1940 Act and the Rules and Regulations; (vii) all statements of fact contained therein, or to be contained in all Marketing Materials, are or will be true and correct in all material respects at the time indicated or the effective date, as the case may be, and none of the Registration Statement, any Fund’s Prospectus, nor any Marketing Materials shall include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of each Fund’s Prospectus in light of the circumstances in which made, not misleading; (viii) except as otherwise noted in the Registration Statement and Prospectus, the offering price for all Creation Units will be the aggregate net asset value of the Shares per Creation Unit of the relevant Fund, as determined in the manner described in the Registration Statement and Prospectus; (ix) the Prospectus is effective, no stop order of the SEC or any other federal, state or foreign regulatory authority, with respect thereto has been issued, no proceedings for such purpose have been instituted, or to its knowledge are being contemplated; (x) the Fund Shares, when issued and delivered against payment of consideration will be duly and validly authorized, issued fully paid and non-assessable and free of statutory and contractual preemptive rights, rights of first refusal and similar rights; (xi) no consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body is required for the issuance and sale of Fund shares, except the registration of the Fund Shares under the 1933 Act; (xii) Fund Shares will be listed on Listing Exchanges; (xiii) it will not lend securities pursuant to any securities lending arrangement that would prevent any Fund from settling a Redemption Order when due; (xiv) it will not name the Authorized Participant as an authorized participant and/or as underwriter in the Prospectus, Marketing Materials or on its or any Fund’s website without prior written consent of the Authorized Participant, unless such naming is required by law, rule or regulation; and

2.	it shall file such amendment or amendments to the Registration Statement and each Fund’s Prospectus as, in the light of future developments, shall, in its opinion, be necessary in order to have the Registration Statement and each Fund’s Prospectus at all times contain all material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances in which made, not misleading. The Trust shall not file any material amendment to the Registration Statement or each Fund’s Prospectus without giving the Distributor reasonable notice thereof in advance, provided that nothing in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to the Registration Statement or any Fund’s Prospectus as the Trust may deem advisable. The Trust will also promptly notify the Distributor in writing in the event of any stop order suspending the effectiveness of the Registration Statement. Notwithstanding the foregoing, the Trust shall not be deemed to make any representation or warranty as to any information or statement provided by the Distributor for inclusion in the Registration Statement or any Fund’s Prospectus; and

3.	upon delivery of Deposit or Fund Securities to an Authorized Participant in connection with a purchase or redemption of Creation Units, the Authorized Participant will acquire good and unencumbered title to such securities, free and clear of all liens, restrictions, charges and encumbrances, and not subject to any adverse claims and that such Fund and Deposit Securities will not be “restricted securities” as such term is used in Rule 144(a)(3)(i) under the 1933 Act.

8.              Duration, Termination and Amendment.

(a)       This Agreement shall be effective on the date set forth above, and unless terminated as provided herein, shall continue for two (2) years from its effective date, and thereafter from year to year, provided such continuance is approved annually in conformity with the requirements of the 1940 Act (and any related rules, regulations, orders, exemptions and interpretations thereunder). This Agreement may be terminated at any time, without the payment of any penalty, as to each Fund (i) by vote of a majority of those Trustees who are not parties to this Agreement or interested persons of any such party or (ii) by vote of a majority of the outstanding voting securities of the Fund, or by the Distributor, on at least sixty (60) days prior written notice. This Agreement shall automatically terminate without the payment of any penalty in the event of its assignment. As used in this paragraph, the terms “vote of a majority of the outstanding voting securities,” “assignment,” “affiliated person” and “interested person” shall have the respective meanings specified in the 1940 Act and the rules thereunder.

(b)       No provision of this Agreement may be changed, waived, discharged or terminated except by an instrument in writing signed by both parties.

9.             Notice. Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by email, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

(i) To Foreside:	(ii) If to the Trust:
Foreside Fund Services, LLC Attn: Legal Department Three Canal Plaza, Suite 100 Portland, ME 04101 Telephone: (207) 553-7110 Email: legal@foreside.com With a copy to: etp-services@foreside.com	Harris Associates Investment Trust Attn: General Counsel 111 S. Wacker Drive, Suite 4600 Chicago, IL 60606 Telephone: (312) 646-3600 Email: legaldept@harrisassoc.com

10.           Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware, without giving effect to the choice of laws provisions thereof.

11.           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.       Severability. If any provisions of this Agreement shall be held or made invalid, in whole or in part, then the other provisions of this Agreement shall remain in force. Invalid provisions shall, in accordance with this Agreement’s intent and purpose, be amended, to the extent legally possible, in order to effectuate the intended results of such invalid provisions.

13.       Insurance. The Distributor will maintain at its sole expense an errors and omissions insurance policy adequate to cover services provided by the Distributor hereunder, and which are in scope and amount consistent with coverages customary for distributor activities similar to those being provided to the Funds. Upon request, the Distributor shall provide evidence that coverage is in place and a summary of all insurance coverage maintained.

14.       Confidentiality. During the term of this Agreement, the Distributor and the Trust may have access to confidential information relating to such matters as either party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, “Confidential Information” means non-public or proprietary information belonging to one of the parties that is of value to such party and the disclosure of which could result in a competitive or other disadvantage to such party. Confidential Information includes, without limitation, any non-public or proprietary information that may be financial information, proposal and presentations, reports, forecasts, inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities). Confidential Information includes information developed by either party in the course of engaging in the activities provided for in this Agreement, unless: (i) the information is or becomes publicly known through lawful means; (ii) the information is disclosed to the other party without a confidential restriction by a third party who rightfully possesses the information and did not obtain it, either directly or indirectly, from one of the parties, as the case may be, or any of their respective principals, employees, affiliated persons, or affiliated entities. The parties understand and agree that all Confidential Information shall be kept confidential by the other both during and after the term of this Agreement. Each party shall maintain commercially reasonable information security policies and procedures for protecting Confidential Information. The parties further agree that they will not, without the prior written approval by the other party, disclose such Confidential Information, or use such Confidential Information in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of this Agreement and as provided by the other party or as required by law. Upon termination of this Agreement for any reason, or as otherwise requested by the Trust, all Confidential Information held by or on behalf of Trust shall be promptly returned to the Trust, or an authorized officer of the Distributor will certify to the Trust in writing that all such Confidential Information has been destroyed. This section 14 shall survive the termination of this Agreement. Notwithstanding the foregoing, a party may disclose the other’s Confidential Information if (i) required by law, regulation or legal process or if requested by the SEC or other governmental regulatory agency with jurisdiction over the parties hereto or (ii) requested to do so by the other party provided that in the event of (i), the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicable and shall reasonably cooperate with the other party (at such other party’s expense) in any effectors to prevent such disclosure. The parties agree, however, that the procedures and restrictions set forth immediately above shall not apply to disclosures of Confidential Information to the receiving party’s applicable regulatory authorities in connection with routine regulatory examinations or requests for information, with respect to which the receiving party shall be permitted to disclose such Confidential Information to the extent necessary to respond to such examinations or requests. The receiving party shall advise such regulatory authorities of the confidential nature of such information. Nothing in this Agreement shall be deemed to authorize the Distributor to waive any attorney-client privilege, work product or other privilege of the Trust. In the event that the receiving party becomes aware that any of the other party’s Confidential Information has been disclosed by the receiving party to any unauthorized person(s), regardless of the form of disclosure including, but not limited to: (i) accidental, inadvertent or intentional; (ii) theft; or (iii) breach of its technology systems, the receiving party will notify, to the extent possible or permitted, the other party as soon as reasonably practicable of such disclosure (“Incident”). Each party agrees that all communications, information, and data related to any Incident investigation, assessment, or decision is deemed “Confidential Information” under this Agreement.

15.       Limitation of Liability. This Agreement is executed by or on behalf of the Trust with respect to each of the Trust’s Funds, and the obligations hereunder are not binding upon any of the trustees, officers or shareholders of the Trust individually but are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund. Separate and distinct records are maintained for each Fund and the assets associated with any such Fund are held and accounted for separately from the other assets of the Trust, or any other Fund of the Trust. The debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to a particular Fund of the Trust shall be enforceable against the assets of that Fund only, and not against the assets of the Trust generally or any other Fund, and none of the debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to the Trust generally or any other Fund shall be enforceable against the assets of that Fund. The Trust’s Agreement and Declaration of Trust is on file with the Trust.

16.       Use of Names; Publicity. The Trust shall not use the Distributor’s name in any offering material, shareholder report, advertisement or other material relating to the Trust, in a manner not approved by the Distributor in writing prior to such use, such approval not to be unreasonably withheld. The Distributor hereby consents to all uses of its name required by the SEC, any state securities commission, or any federal or state regulatory authority, or self-regulatory organization.

The Distributor shall not use the name of the Trust or any series thereof, “Harris”, “Harris Oakmark”, “Harris ETFs,” “Oakmark Funds,” “Oakmark ETFs” and “Harris Associates Investment ETFs” in any offering material, shareholder report, advertisement or other material relating to the Distributor, other than for the purpose of merely identifying the Trust as a client of Distributor hereunder, in a manner not approved by the Trust in writing prior to such use; provided, however, that the Trust shall consent to all uses of its name required by the SEC, any state securities commission, or any federal or state regulatory authority; and provided, further, that in no case shall such approval be unreasonably withheld.

The Distributor will not issue any press releases or make any public announcements regarding the existence of this Agreement without the express written consent of the Trust. Neither the Trust nor the Distributor will disclose any of the economic terms of this Agreement, except as may be required by law or as may otherwise be reasonably requested.

17.        Exclusivity. Nothing herein contained shall prevent the Distributor from entering into similar distribution arrangements or from providing services similar to the services contemplated hereunder to other investment companies or investment vehicles.

18.       Governing Language. This Agreement has been negotiated and executed by the parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first set forth above.

FORESIDE FUND SERVICES, LLC	HARRIS ASSOCIATES INVESTMENT TRUST

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

EXHIBIT A

Note-Solely with respect to the share class listed on one or more national securities exchanges.

A-1